Exhibit 10.02

LEASE AGREEMENT

1. PRELIMINARY

1.1.	RAÍZEN ENERGIA S/A (“Raízen”), organized and existing under the laws of Brazil, with its headquarters at Avenida Brigadeiro Faria Lima, 4100, 11th floor – Itaim Bibi, CEP 04538-132, in the City of São Paulo, State of São Paulo, enrolled with the tax payroll CNPJ No. 08.070.508/0001-78, and AMYRIS BROTAS FERMENTAÇÃO DE PERFORMANCE LTDA. (“Amyris”), a limited liability company organized and existing under the laws of Brazil, with its headquarters at Rodovia SP-197 Brotas/Torrinhas, south-west area, part 1, km 7,5, Fazenda Paraíso, CEP 17.380-000, Municipality of Brotas, State of São Paulo, Brazil, enrolled with the Brazilian Taxpayer Secretariat under CNPJ 30.832.226/0001-10, agree to enter into this Lease Agreement (“Agreement”), which shall be subject to the following terms and conditions.

WHEREAS, on the present date, Amyris and Raízen entered into a Joint Venture Agreement (“JV Agreement”) whereby they established the general terms and conditions regarding (a) a commercial relationship by which Raízen would supply utilities, energy, sugar and land to Amyris for the construction and operation of Amyris Industrial Site (as defined below) pursuant to the terms and conditions of the JV Agreement and of the Operational Agreements (as defined below); and (b) the possibility of the formation of a JV Company for the production and sale of REBM sweetener through the construction and operation of certain manufacturing plants;

WHEREAS, on the present date and pursuant to the JV Agreement, the Parties have decided to enter into this Agreement and the other Operational Agreements;

2.	DEFINITIONS

1.2.       In addition to the other meanings defined and contemplated herein, the terms and expressions defined below with their initials in capitals, when used herein, shall have the meanings attributed to them below:

“Affiliate” in relation to a Party, means a company, partnership or other legal entity which Controls (as defined below), or which is Controlled by, or which is under common Control with, that Party, provided that, (i) Raízen Energia S.A. (“RESA”) and Raízen Combustíveis S.A. (“RCSA”) shall be deemed the ultimate parent entities of the group of companies to which they belong; (ii) exclusively for the purposes of this Agreement, to the exclusion of any other purposes RESA and RCSA shall be deemed Affiliates of each other and their respective shareholders shall not be deemed Affiliates of either of them; and (iii) any information concerning any aspect of this Agreement that is disclosed to representatives of either RESA´s and/or RCSA´s shareholders shall not be deemed disclosed to an Affiliate but rather to such representatives in their capacity as either board members and/or advisers of RESA and RCSA and shall be used solely for the purposes of assisting RESA, RCSA or any of their Affiliates in their decision making process in respect of any aspect of this Agreement.

“Price” means the monthly rent amount due by Amyris to Raízen for the lease of the Site.

“Site” means the Raízen’s real property located at city of Barra Bonita, State of São Paulo, Brazil, at the Fazenda Pau D´Alho, filed at the real property register office of Barra Bonita, State of São Paulo, under # 2.206, in accordance with the descriptive memorandum (Schedule A). The Parties agree that the Site of 180,000m² (one hundred and eighty thousand square meters), duly identified in Schedule A, shall be leased for the first three (3) years counted as from the execution of this Agreement. As from the third year, the Site shall be of 165.000m² (one hundred and sixty five thousand square meters). The Parties also agree that part of the Site shall be vacated by Amyris upon the execution of the lease agreement by the JV Company.

“Operational Agreements” means, collectively, the following agreements for the construction and operation by Amyris of the Amyris’ Industrial Site: (i) this Agreement, (ii) the F&F Sugar Supply Agreement (as defined in the JV Agreement), (iii) F&F Utilities Supply Agreement (as defined in the JV Agreement), and (iv) F&F Energy Supply Agreement (as defined in the JV Agreement).

“Control” means the ownership, or beneficial ownership, directly or indirectly through a series of legal entities, of fifty percent (50%) or more of common shares (or its equivalent) bearing voting rights in a company, partnership or other legal entity sufficient to permanently allow the controlling entity to appoint the majority of the directors (or equivalent) of the controlled entity, and “Controlling Party” shall be interpreted in the same manner. For the purposes of this Agreement the Parties agree that Cosan or its Affiliates and Shell or each Affiliates shall each deem to jointly control Raízen, and that for the purposes of change of control herein, either Shell or Cosan acquiring the shares of the other at Raízen shall not be deemed as a change of control of Raízen.

“Business Day” or “Business Days” means a day on which commercial banks are generally open for business in São Paulo and California.

"Applicable Law" means all laws, rules, statutes, decrees, regulations, ordinances or orders valid and enforceable in Brazil, including all applicable public, environmental and competition laws and regulations; and any administrative decision, judgment and other pronouncement enacted, issued, promulgated, enforced or entered into by any governmental authority.

“Amyris Industrial Site” means the Amyris’s industrial site that will be installed at the Site for the production of flavors and fragrances.

“Party” means Raízen or Amyris, when referred individually.

“Parties” means Raízen and Amyris, when referred together.

“Term” means the validity term of this Agreement.

3.	PURPOSE

3.1.       Raízen, as lessor, shall lease the Site to Amyris, as lessee, for the Lease Period and Price.

3.1.1.       The lease established above is ruled by the article 565 et seq. of Brazilian Civil Code.

3.1.2.       The improvements, buildings, structures and facilities made/built in the Site are included in the purpose of this Agreement, with the exception of any equipment and movable property that may be installed by Amyris in the Amyris Industrial Site, which may be removed by Amyris at any time during the Term or within six (6) months after the expiration of its term.

3.2.       Raízen represents to be currently negotiating the acquisition of the Site with the current owner of the Site. Immediately upon the formalization of a real estate sale and purchase agreement for the acquisition of the, Raízen will be the legit and rightful owner of the Site, and that this real estate shall be leased free and clear of any liens, debts, disposals, sale and purchase commitments, promises, restrictions, overdue taxes, out-of-court or judicial mortgages, fiduciary alienation, pledges, foreclosure, seizure, constriction, ongoing lawsuits or any other encumbrances and liabilities which may affect Amyris’ rights and responsibilities arising out of this agreement.

3.2.1. This Agreement shall only become effective as of the date in which Raízen executes the sale and purchase agreement with the current owner of the Site.

3.3.       The Site shall be used exclusively by Amyris and for the purpose of building and operating the Amyris Industrial Site in accordance with the terms and conditions of the JV Agreement.

3.4.	Amyris will pay to Raízen the Price for leasing the Site, as established at clauses 8 and 9.

4.	RAÍZEN’S OBLIGATIONS

4.1.       Without prejudice to other obligations set forth under this Agreement, Raízen hereby undertakes to:

a       Deliver the Site to Amyris.

b      Supply Amyris with Site’s topography, sketches and other documents necessary to Amyris comply with Brazilian government’s requirements

c      Provide electric power and water necessary for the construction of the Amyris Industrial Site in accordance with the terms and conditions of the F&F Energy Supply Agreement and the F&F Utilities Supply Agreement executed by the Parties on the present date.

5.	AMYRIS’S OBLIGATIONS

5.1.       Without prejudice to other obligations set forth under this Agreement, Amyris hereby undertakes to:

a      Present an appraisal on the Area including, but not limited to, the topography of the Site and its conservation status, at its expenses, within ninety (90) days as of the execution of this Agreement (“Appraisal Report”).

b      Explore the Site exclusively for building and operating Amyris Industrial Site.

c      Upon the termination of the Term or termination of this Agreement, return the Site to Raízen in the same conditions as received pursuant to the Appraisal Report.

d      Build Amyris Industrial Site at its own expenses.

e      Be fully liable for any damages suffered by third parties or by Raízen due to the operation of Amyris Industrial Site.

f      Obtain all required licenses and permits for building and operating the Amyris Industrial Site and present them upon Raízen’s request.

g      Bear all expenses, taxes, insurances and fees applicable to the Site.

h      At any time, ensure Raizen’s free access to the Site for periodic inspections and/or verifications, which shall be performed by representatives or companies appointed by Raízen, provided that Raízen communicates it to Amyris at least three (3) days in advance

5.2.       Amyris shall present, up to 30 (thirty) days prior to the use of the Site, a bail guarantee or a financial guarantee covering for the amount of three (3) times the Price, to be contracted with an insurance company or a financial entity appointed by Raízen. The Guarantee shall be valid until the end of the Term, guaranteeing not only the payment of the Price, but also debts of any nature arising from the obligations assumed under this Agreement, with express provision for waiving the benefit of the order and term of execution of 72 (seventy-two) hours.

6.	ENVIRONMENTAL RESPONSIBILITIES

6.1.       Amyris shall comply with all legal requirements related to pollution and environmental compliance, and shall be the sole responsible for any acts of its representatives, employees and subcontractors, and shall take full responsibility for any and all damages arising out of its operation impacting the environment, Raízen and third-parties. I.e. Amyris hereby undertakes to indemnify all damages caused against the environment, Raízen and third-parties. This clause shall survive the termination of this Agreement.

6.1.1       Amyris hereby undertakes to indemnify Raízen for any and all judicial action, appeal, claim or motion related to any arbitration, audit, inspection, assessment or dispute of any kind, including, but not limited to indemnification, compensation, penalties, fines and other losses which Raízen may incur in due to the building and operation of the Amyris Industrial Site.

7.       IMPROVEMENTS, BUILDINGS, STRUCTURES AND FACILITIES

7.1.       Amyris shall build the Amyris’ Industrial Site in the Site, at Amyris expenses, exclusively for the production of flavor and fragrances.

7.2.       Amyris shall obtain all licenses and permits required for the construction of the Amyris Industrial Site and shall also comply with all requirements and technical standards required by the Applicable Law.

7.3.       Raízen assess and decide (approve or not approve) all improvements, buildings, structures and facilities which are not related to the construction of the Amyris Industrial Site.

7.4.       Amyris is responsible for Amyris Industrial Site’s maintenance, at its own expenses.

7.5.       Upon return of the Site, Raízen shall not be bound to indemnify Amyris for the construction of the Amyris Industrial Site and/or any improvements and/or facilities built and installed by Amyris, as per clause 3.1.2.

7.6.       Without prejudice to other obligations set forth under this Agreement, Raízen is entitled to make any improvements and/or build any necessary or useful facilities for the maintenance of the Site or Amyris Industrial Site, provided that Amyris refuses to carry out the aforementioned improvements and/or buildings even after being notified.

7.7.       Amyris shall reimburse Raízen from any improvements, buildings, structures and facilities made by Raízen, within forty five (45) days, as from the date these improvements, buildings, structures and/or facilities are duly reported (the payment receipts shall also be presented).

8.	PRICE

8.1       The monthly Price shall be of R$ 44.000,00 (forty four thousand Reais) for the first three years of this agreement, and R$ 40.000,00 (forty thousand Reais) as from the third anniversary of this agreement, which shall be due up to the twentieth (20th) day of each month, during the Term.

8.2.       Every 12 (twelve) months the Price will suffer readjusted by the positive fluctuation of the IGPM/FGV (or any index that comes to replace it).

8.3.       The Price shall also be adjusted proportionally to the occupied area when the Site is vacated by Amyris upon the execution of the lease agreement of the JV Company pursuant to the terms of this Agreement.

9.	PAYMENT

9.1.       The Price due to Raízen by Amyris shall be paid through bank slip, to be issued by Raízen, being considered the payment receipt as regular discharge by Amyris of its obligations.

9.2.       In case of late payment, Amyris shall pay Raízen a 2% (two per cent) late payment penalty over the overdue amount. Without prejudice to the late payment penalty, the overdue amount shall be adjusted as per the positive variation of IGPM/FGV (or any superseding index) plus 1% (one per cent)default interest per month (pro rata).

10.	TERM

10.1 This Agreement shall be valid for twenty (20) years (“Term”), extendable for an additional 20-year period, pursuant to mutual consent of the Parties, or until all obligations set forth under this Agreement are duly fulfilled by the Parties, which on occurs first.

11.	ACT OF GOD AND/OR FORCE MAJEURE EVENT

11.1.       If any Party becomes unable to perform its obligation due to an Act of God and/or a Force Majeure Event (the “Event”), this Agreement will remain in force, however the obligations prevented will be suspended as long as the Event remains.

11.2.       The Party affected by an Event shall notify the other Party within 48 (forty eight) hours counted from the beginning of the Event. The notification must contain a detailed description of the Event, indicating the nature of the Event, the effects of the Event on the performance of the obligations set forth in this Agreement and an estimation of the period each obligation will be suspended. The suspensions of any obligation will not exempt the Party effected by the Event for previous obligation or not effected, inclusively the payments related to obligations previous of the Event, even though the due date of that obligation is set for during the period of the Event.

11.3.       The Party that claimed to be affected by an Event shall strive to remedy the Event and/or to minimize the effects of the Event over the other Party and shall take all necessaries actions to prevent or reduce the risk of new Events or the significance of their effects.

11.4.       Any Electric Energy rationing and/or governmental restrictions that may prevent the fulfilment of this Agreement shall be considered as an Event.

11.5       Under no circumstance the following situations shall be considered as an Event:

a       financial problems and/or difficulties of any Party;

b       any governmental act that the affect Party could avoid if it had complied with the Applicable Law;

c       strike and/or labor interruptions or measures having a similar effect, of employees and contractors of any of the Parties and/or of any subcontractors.

12.	EVENTS OF TERMINATION

12.1.       The Agreement may be terminated independently of any formality, at non-defaulting Party’s sole discretion, in the following hypothesis:

a)       any event of default of the Agreement, as long as the defaulting Party had failed to cured it within 120 (one hundred and twenty) days, counted from receiving date of non-defaulting Party’s notification;

b)       bankruptcy or judicial reorganization ordered or approved of any of the Parties;

c)       if case of an Event prevent the Agreement fulfillment and lasts for a period exceeding one hundred and eighty (180) consecutive days;

d)       After 60 (sixty) days of delayed payment rightful to Raízen;

a)       In the hypothesis set forth in Clauses 5.4 or 5.9 of the JV Agreement

12.2.       The Party that fails to comply with any clause and condition of this Agreement and fails to remedy the failure within thirty (30) days from the receipt of the notification sent by the innocent Party shall pay to the other Party a penalty of merely punitive character of R$ 5.000.000,00 (five million reais), without prejudice to the innocent Party being able, at its discretion, to terminate this Agreement as well as to claim compensation for the direct damages resulting from such default. The fine in question will be monetarily restated based on the positive variation of the IGPM / FGV (or substitute index) and plus interest of 2% (two) percent per month. Both charges (monetary restatement and interest) will be due from your verification until your actual payment.

13.	ASSIGNMENT

13.1.       Neither Party may assign, either wholly or in any part, the Agreement or any of its rights and obligations without the prior written consent of the other Party. Nonetheless, the Parties consent that both Parties can assign the Agreement to its own Affiliates regardless of any formality.

13.2.       Every assignment realized in disagreement with the clause above will not be valid.

14.       RIGHT OF FIRST REFUSAL

14.1.       In the event that Raízen receives from third parties a binding offer for the purchase of the Site, but not less than the entire Site, Amyris will be granted the right of first refusal for acquisition of the Site for the same overall value of the best offer Raízen receives, provided that the offer presented by Raízen is for the acquisition of the entire Site. For the avoidance of doubt, Amyris will not have right of first refusal if the Site is transferred to one of Raízen's Affiliates.

14.2. If Amyris does not exercise the right of first refusal set forth in clause 14.1, for any reason, it is expressly agreed between the Parties that Raízen and/or Raízen´s Affiliates shall notify the eventual buyer of the Site of all obligations of this Agreement, the terms and conditions of this Agreement, including the obligation to respect its term, thus establishing a validity clause against third parties, pursuant to article 576, caput and §1 of the Brazilian Civil Code.

15.       COMPLIANCE

15.1.       The Parties hereby agree to comply with all laws, rules, regulations and conventions applicable to this Agreement and to their own activities, in particular with the anti-trust, anti-money laundering and anti-corruption legislations, such as Laws No. 12,529/2011, 9,613/1998, 12,846/2013, the US Foreing Corrupt Practices Act (FCPA) and the UK Bribery Act, and to act with honesty, loyalty, integrity and good faith, avoiding conflicts of interest under this Agreement.

15.2.       Additionally, the Parties declare that they have Codes of Conduct, or any other similar policies, applicable to their own business, that include without limitation, the need to take ethical and sustainable actions when conducting their business, the prohibition of any form of forced or child labor, the preservation of the environment, compliance with health and safety standards as well as respect for customers, employees, contractors and the communities established in places where the Parties carry out their activities.

15.3.       Without prejudice to the Applicable Law, the Parties undertake not to give or receive, offer or ask for, directly or indirectly, to anyone, any payment or benefit that constitutes undue or illegal advantage.

15.4.       For purposes hereof “undue advantage” means any personal or corporate benefits whose purpose is to provide undue or inappropriate results, which would not occur if not for the undue advantage.

15.5.       Any violations of any applicable law and/or of the Raízen’s Code of Conduct should be reported to Raízen’s Ethics Line at (0800-7-724936) or by email (canaldeetica@raizen.com).

15.6.       The Agreement may be terminated immediately, regardless of prior notice in the event of breach of any of the provisions of this Section.

16.       NOTIFICATION

16.1.       All notifications and other communications related to the Agreement shall be made in writing, and delivered by e-mail, post or handed to the person indicated below. The communications shall only be considered valid upon written confirmation of the receipt.

a       For Raízen:

b       For Amyris:

16.2.       Any and all changes related to the persons and/or contact information indicated above shall only become valid upon five (5) Business Days, as of the receipt of the written notice delivered by the other Party.

17.        GENERAL PROVISIONS

17.1.       Amyris shall not use any logo, name or trademark of Raízen or its Affiliates in any type of advertisement or public announcement without the prior authorization of Raízen in writing.

17.2.       The Agreement constitutes an extrajudicial enforceable instrument according to article 784, item III of the Brazilian Civil Procedure Code, even for the purpose of recovery of any sum related to the Agreement.

17.3.       Any information, document, material and any other data disclosed by one Party to the other Party shall be deemed as confidential information and shall not be disclosed to third parties under no circumstances and for no reason, except if the disclosing party expressly authorizes (the “Confidential Information”).

17.1.1.       Confidential Information excludes, and the obligations of confidentiality and limitations on use will not apply to information and/or data which:

a)       The receiving party can reasonably prove to be of its knowledge as of the date of disclosure hereunder, except with respect to its knowledge regarding the Parties’ intention to enter into this Agreement, which information shall be considered Confidential Information for the purposes hereof;

b)       Is already in possession of the public as of the date of disclosure hereunder or becomes available to the public after such disclosure other than through the act or omission of the receiving party;

c)       Is required to be disclosed under applicable law, under the applicable rules or regulations of any stock exchange where the Parties may have their shares listed, or by a governmental and/or court order, decree, regulation or rule (provided that the receiving party shall, to the extent legally permitted, give written notice to the disclosing party prior to such disclosure and shall exercise its best endeavors in order to make any such persons or entities to whom Confidential Information is disclosed aware of the confidential nature of any such information); and/or

d)       Is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the receiving party.

17.4.       Failure by either Party to take action towards the other in case of the other Party’s non-compliance with obligations or conditions set forth under the Agreement shall not be deemed to be a waiver to take action for a subsequent non-compliance of the same or other obligations or conditions.

17.5.       If any term or condition of the Agreement is, fully or partially, by law or judicial decision, considered null or impossible to be fulfilled, this shall the considered as not written, and the other terms and conditions shall remain in full force and effect.

17.6.       Any amendments to the Agreement shall be made by an Instrument of Amendment.

17.7.       This Agreement shall be governed by and construed in accordance with the Brazilian Law.

17.8.       In the event of any conflict between the English version and the Portuguese version, the Portuguese version shall prevail over the English version.

17.9.       Arbitration. Prior to submitting any Dispute (as defined below) to the procedures of this Clause 17.9, the Parties commit to act in good faith to settle the matter amicably by referral to the members of the relevant Parties´ senior executive teams, who shall seek to settle the matter within thirty (30) days of the Dispute being so referred. Any dispute, controversy or claim regarding the existence, construction, validity, interpretation, enforceability or breach of this Agreement (a “Dispute”) shall be subject to the following provisions.

17.9.1.       Any Dispute that is not resolved amicably by the Parties in accordance with Clause 17.9 shall be settled finally and exclusively by arbitration in accordance with the Arbitration rules of the International Chamber of Commerce (the “ICC” or “Court”), which shall administer the arbitration.

17.9.2.       The arbitration shall be heard, conducted and decided by an arbitral tribunal composed of three (3) arbitrators. The arbitral tribunal shall be constituted in accordance with the Rules of Arbitration, except that the president of the arbitral tribunal shall be jointly appointed by the two (2) co-arbitrators appointed by the parties to the arbitration. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its arbitrator within said thirty (30) Business Day period, the appointing authority for the implementation of any such procedures shall be the chairperson (or its equivalent) of the Court, who shall appoint independent arbitrators who do not have any financial or other interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

17.9.3.       Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

a)       the arbitration proceedings shall be held in in the City of São Paulo, SP, Brazil where the arbitral award shall be rendered;

b)       the arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

c)       the arbitrator(s) shall be and remain at all times wholly independent and impartial;

d)       the arbitration proceedings shall be conducted under the Arbitration Rules of the ICC in effect on the date of execution of this Agreement by the Parties;

e)       the costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s), considering the liability of each party to the arbitration for its payment, in proportion to its success in the arbitral proceedings. The arbitral tribunal shall not have jurisdiction to impose non-prevailing party’s attorney fees (honorários de sucumbência);

f)       the arbitral award shall be in writing; be final and binding without the right of appeal; be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; be made and promptly paid, free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

g)       the award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the maximum rate permitted by law;

h)       judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and

i)       the arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party to answer or appear, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award.

In witness whereof, the Parties sign this Agreement in two (2) original counterparts of equal content and form, in the presence of two (2) witnesses who also sign it below, such that it may produce its due and legal effects.

São Paulo, 10 de maio de 2019 / May 10, 2019.

_/s/ Antonio Simões _________ RAÍZEN ENERGIA S.A. Nome/Name: Antonio Simões Cargo/Title:	_/s/ Raphaela Gomes _________ RAÍZEN ENERGIA S.A. Nome/Name: Raphaela Gomes Cargo/Title:
_/s/ Eduardo L. Silveira ________ AMYRIS BROTAS FERMENTAÇÃO DE PERFORMANCE LTDA Nome/Name:Eduardo L. Silveira Cargo/Title: V.P. Amyris Brasil	_/s/ Giani Ming Valent __________ AMYRIS BROTAS FERMENTAÇÃO DE PERFORMANCE LTDA Nome/Name: Giani Ming Valent Cargo/Title: Diretor Engenharia
Testemunhas/Witnesses: _/s/ Gustavo Bezerra Tenorio _______	_/s/ Diogo Simoes ____________
Nome/Name: Gustavo Bezerra Tenorio RG: CPF:	Nome/Name: Diogo Simoes RG: CPF: